Exhibit 10.2

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

CONFIDENTIAL

April 10, 2011

Level 3 Communications, Inc.
Level 3 Financing, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021

Project Apollo
$650,000,000 Senior Secured Tranche B II Term Loan Facility
$1,100,000,000 Senior Unsecured Bridge Facility
Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Citi (as defined below and, together with Bank of America, the “Initial Lenders”), Citigroup Global Markets Inc. (“CGMI” and, together with MLPFS, the “Lead Arrangers”; the Initial Lenders and the Lead Arrangers are collectively referred to as the “Commitment Parties”, “we” or “us”) that Level 3 Communications, Inc., a Delaware corporation (“Parent”), intends to enter into an agreement and plan of amalgamation (the “Acquisition Agreement”) among (i) Global Crossing Limited, an exempt company with limited liability organized under the laws of Bermuda (“Apollo”), (ii) Apollo Amalgamation Sub, Ltd., an exempt company with limited liability organized under the laws of Bermuda, and a newly formed direct subsidiary of Parent (“AcquireCo”), and (iii) Parent.  Pursuant to the Acquisition Agreement, AcquireCo and Apollo will amalgamate and continue as an exempt company with limited liability under the laws of Bermuda and thereafter will become a wholly owned direct or indirect subsidiary of Level 3 Financing, Inc., a Delaware corporation (the “Borrower” and, together with Parent, “you”) (the foregoing transactions are referred to herein as, the “Acquisition”).  As used herein, “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

You have also advised us that, to finance the Existing Apollo Debt Repayment and the costs and expenses relating to the Acquisition and the related transactions, the Borrower intends (a) to obtain a senior secured term loan facility in an aggregate principal amount of not more than $650,000,000 having the terms set forth on Annex I hereto (the “Tranche B II Term Facility”) and (b) either (i) to issue senior unsecured notes in an aggregate principal amount of not more than $1,100,000,000 (the “Senior Notes”) in a registered public offering or a Rule 144A offering or other private placement or obtain the proceeds of debt or equity securities issued by Parent that are specified by the Borrower to you to be used to finance the Transactions (“Designated Other Securities”) or (ii) if and to the extent that the Borrower does not issue $1,100,000,000 in aggregate principal amount of the Senior Notes or Designated Other Securities on or prior to the Closing Date (as defined below), on such date borrow not more than $1,100,000,000, less the gross cash proceeds from the issuance of the Senior Notes and Designated Other Securities issued pursuant to clause (i) above, in aggregate principal amount of loans under a senior unsecured bridge facility having the terms set forth on Annex II (the “Bridge Facility”, and together with the Tranche B II Term Facility, the “Facilities”).  Capitalized terms used but not defined herein have the meanings assigned thereto in the Annexes hereto (such Annexes are collectively referred to as the “Term Sheets”; the term sheets and this letter, the “Commitment Letter”).  For purposes of this Commitment Letter, the term “Senior Notes” shall include an offering of debt securities by a subsidiary of Parent that is not the Borrower or a “restricted” subsidiary for purposes of Parent’s or the Borrower’s existing indebtedness, which subsidiary will be merged with and into, or which debt securities will be assumed by, the Borrower on the Closing Date.

1.             Commitments; Titles and Roles.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide up to 50% of the entire principal amount of each of the Tranche B II Term Facility and the Bridge Facility and (b) Citi is pleased to advise you of its commitment to provide up to 50% of the entire principal amount of each of the Tranche B II Term Facility and the Bridge Facility, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter.  The commitments of the Initial Lenders hereunder are several and not joint and shall be subject only to the conditions set forth in Section 5 below under the heading “Conditions Precedent”.

In addition, each of MLPFS and CGMI is pleased to advise you of its willingness to act, and you hereby appoint each of MLPFS and CGMI, as a joint lead arranger and joint bookrunning manager with respect to the Facilities, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter.  You agree that no other agents, co-agents, arrangers or bookrunning managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree; provided that no later than seven business days after the date hereof, you may appoint up to three financial institutions (or any relevant affiliate) in consultation with the Lead Arrangers as additional joint lead arrangers and joint bookrunning managers and award such joint lead arrangers and joint bookrunning managers additional agent or co-agent titles in a manner determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, arrangers or bookrunning managers or confer other titles in respect of any or each of the Facilities, the commitments of the Initial Lenders in respect of the Facilities

2

will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party”, “Lead Arranger” and “Initial Lender” hereunder); provided further that (x) in no event will Bank of America’s and Citi’s commitments be less than (A) 70% of the entire principal amount of each of the Tranche B II Term Facility and the Bridge Facility if one financial institution (and any relevant affiliates) is appointed pursuant to the foregoing proviso or (B) 65% of the entire principal amount of each of the Tranche B II Term Facility and the Bridge Facility if more than one financial institution (and any relevant affiliates) is appointed pursuant to the foregoing proviso and (y) no other participating institution shall be entitled to a greater percentage of the aggregate economics than either of Bank of America or Citi.

The Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments hereunder, including all rights with respect to consents, modification and amendments, until the consummation of the Acquisition on the Closing Date, in each case, unless you and we shall otherwise agree.  You agree that only MLPFS and CGMI will have “upper left” designation in any and all marketing materials or other documentation used in connection with the Facilities and MLPFS and CGMI will share management of the physical books for the syndication of the Bridge Facility.  You may at any time reduce all or a portion of the commitment for the Bridge Facility upon written notice to the Commitment Parties.

2.                                       Syndication.

Each of the Initial Lenders intends, and reserves the right, to syndicate all or a portion of its commitment hereunder with respect to any of the Facilities to one or more financial institutions that will become parties to the definitive documentation for such Facility pursuant to syndications to be managed by the Lead Arrangers (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”), and the Lead Arrangers intend to commence such syndication promptly after the date hereof.

It is understood and agreed that the Lead Arrangers will, in consultation with you, manage and control all aspects of the syndication of each Facility, including decisions as to the selection of prospective Lenders and any roles or titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the applicable Term Sheet.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arrangers.

You agree to actively assist, and to use your commercially reasonable efforts to cause Apollo to actively assist, the Lead Arrangers in achieving a syndication of each Facility that is satisfactory to the Lead Arrangers.  Such assistance shall include (a) your providing, and causing your advisors to provide and using your commercially reasonable efforts to cause Apollo and its advisors to provide, the Lead Arrangers upon request with all information reasonably deemed

3

necessary by the Lead Arrangers to complete the syndication, including information and evaluations prepared by or on behalf of you or Apollo relating to the Transactions, (b) your assistance, and causing your advisors to assist and using your commercially reasonable efforts to cause Apollo and its advisors to assist, in the preparation of a customary Confidential Information Memoranda and other customary marketing materials to be used in connection with the syndication, (c) your using commercially reasonable efforts to ensure that the syndication benefits materially from your and Apollo’s existing relationships with banks and other financial institutions and (d) your otherwise assisting the Lead Arrangers in their syndication efforts by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of Apollo, available from time to time to attend and make presentations regarding the business, operations, assets, liabilities, financial position, results of operations and prospects of you and Apollo, as appropriate, and the Transactions at one or more meetings of prospective Lenders.  You further agree (i) to meet after the date hereof with each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), in order to obtain their indications of (A) a public corporate family rating of Parent from Moody’s, (B) a public corporate credit rating of Parent from S&P and (C) a public credit rating for the Facilities from each of Moody’s and S&P, in each case after giving effect to the Transactions, and (ii) in any event, to use your commercially reasonable efforts to obtain each such rating no later than the earlier of (A) the date that is five months after the date hereof and (B) the date that is 30 days prior to the Closing Date.  Notwithstanding any provision herein to the contrary, neither completion of syndication nor receipt of ratings is a condition to providing the Facilities on the Closing Date.  Your obligations in respect of syndication of the Facilities shall terminate upon the earlier of (a) the date of Successful Syndication (as defined in the Fee Letter) and (b) the determination of the Lead Arrangers upon notice to you.

3.             Information Requirements.

You hereby represent and warrant that (a) all information, other than the Projections (as defined below), that has been or will be made available to us or any of the Lenders by or on behalf of you, Apollo or any of your or its subsidiaries in connection with any aspect of the Transactions (the “Information”) is or will be, when made available, complete and correct in all material respects and does not or will not, when made available, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made (it being understood that the foregoing representation and warranty, insofar as it relates to Information concerning Apollo, is made to the best of your knowledge) and (b) all financial projections concerning you and Apollo that have been or will be made available to us or any of the Lenders by or on behalf of you or any of your subsidiaries (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you in good faith to be reasonable at the time made and at the time the related Projections are so made available (it being understood that the Projections by their nature are inherently uncertain, no assurances are being given that the results reflected in the Projections will be achieved, and actual results may differ from the Projections and that such differences may be material).  You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facilities as determined by the Lead Arrangers and notified to you, you become aware that the representation and warranty in the immediately preceding sentence would not be true if the

4

Information and Projections were being furnished and such representation and warranty were being made at such time, then you will promptly, as appropriate, supplement the Information and the Projections so that such representation or warranty would be true under those circumstances.  You understand that we, in arranging and syndicating the Facilities, will be using and relying on the Information and Projections without independent verification thereof.

You hereby acknowledge that (a) the Commitment Parties or any of them will make available Information and Projections (collectively, the “Borrower Materials”) to the prospective Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the prospective Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, Apollo, your or its subsidiaries or the securities of any of the foregoing for purposes of United States federal and state securities laws (“MNPI”)) (each, a “Public Lender”).  You hereby agree that (i) you will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof), (ii) by marking any Borrower Materials “PUBLIC,” you shall be deemed to have authorized each Commitment Party and the prospective Lenders to treat such Borrower Materials as not containing any MNPI, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements set forth in the definitive credit documentation, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) each Commitment Party shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable to be made available only on a portion of the Platform not designated “Public Investor”.  If the Lead Arrangers shall so request, you agree to assist (and to use commercially reasonable efforts to cause Apollo and its advisors to assist) in the preparation of an additional version of the Confidential Information Memoranda and other marketing materials to be used by Public Lenders that does not contain MNPI.  It is understood that, in connection with your assistance described above, at the request of the Lead Arrangers you will provide, and will cause all other applicable persons to provide, authorization letters to the Lead Arrangers authorizing the distribution of the Borrower Materials to prospective Lenders and containing a representation to the Lead Arrangers that any “PUBLIC” version thereof does not include MNPI.  You acknowledge and agree that the following documents may be distributed to Public Lenders: (A) drafts and final versions of the definitive documentation with respect to the Facilities, (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) term sheets and notification of changes in the terms of the Facilities.

4.             Fees and Indemnities.

As consideration for our commitments and agreements hereunder, you agree to pay the fees set forth in the Fee Letter dated as of the date hereof among the parties hereto (the “Fee Letter”).

You also agree to reimburse each initial Commitment Party from time to time on demand for all reasonable out-of-pocket fees and expenses (including due diligence expenses and the reasonable fees, disbursements and other charges of only one counsel (Cravath, Swaine & Moore LLP) to

5

the initial Commitment Parties, and of any local or regulatory counsel retained by the Commitment Parties, but not any internal counsel, and in each case subject to delivery to you of reasonable supporting documentation) incurred in connection with this Commitment Letter, the Fee Letter, the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You also agree to indemnify and hold harmless each Commitment Party, each affiliate thereof and the officers, directors, employees, agents, controlling persons, advisors and other representatives of any of the foregoing (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions and any of the other transactions contemplated thereby or (b) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you arising out of, related to or in connection with any aspect of the Transactions, except for any liability of a Commitment Party to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations hereunder.  You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Apollo, any of its affiliates, any equityholder or creditor of any of the foregoing or any other person (other than, solely to the extent expressly set forth herein, to you) arising out of, related to or in connection with any aspect of the Transactions and that any such liability of a Commitment Party to you shall only arise to the extent direct damages to you have been caused by breach of such Commitment Party’s obligations hereunder to negotiate in good faith definitive documentation for the applicable Facility on the terms set forth herein, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  It is understood and agreed that obligations of a Commitment Party hereunder are several, and not joint, with the obligations of any other Commitment Party hereunder or obligations of any other Lender.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.  You shall not, without the prior written consent of each applicable Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an

6

unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (ii) does not include any statement as to any admission.

5.                                       Conditions Precedent.

Each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject only to the satisfaction of each of the following conditions precedent:

(a) the negotiation, execution and delivery of definitive documentation with respect to each Facility (the “Facilities Documentation”, which shall be prepared by counsel for the Commitment Parties based upon, and substantially consistent with, the terms set forth in this Commitment Letter (including the Annexes hereto) and otherwise reasonably satisfactory to the Commitment Parties and Parent but shall be subject to the Documentation Principles (as defined below);

(b) prior to and during the syndication of the Facilities, there shall be no offering, placement or arrangement of any debt securities, convertible debt securities (including any other equity-linked debt security), equity securities or bank financing by or on behalf of you, Apollo or any of your or its respective subsidiaries (other than (i) the Facilities, (ii) the Designated Other Securities, (iii) the Senior Notes, (iv) up to $300 million in aggregate principal amount or gross proceeds of other debt securities, convertible debt securities (including any other equity-linked debt security) or equity securities (or a combination thereof) issued by Parent (which are not guaranteed by any subsidiary of Parent, Apollo or any subsidiary of Apollo), provided that no more than $150 million of such amount shall be used for any purpose other than to refinance existing indebtedness (any such securities referred to in this clause (iv), “Parent Refinancing Securities”) and (v) up to $95 million of borrowed money by your foreign subsidiaries);

(c) except as disclosed in the introductory paragraph to Article III or Article IV of  the Acquisition Agreement, since December 31, 2010, no (i) Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred and (ii) Combined Material Adverse Effect (to be defined using a definition comparable to the definition of “Company Material Adverse Effect” and “Parent Material Adverse Effect” as set forth in the Acquisition Agreement but as applied to the Parent and its subsidiaries and Apollo and its subsidiaries taken as a whole) shall have occurred;

(d) the Lead Arrangers having been afforded a period of at least 20 consecutive days following the commencement of the general syndication of the Facilities and prior to the Closing Date to syndicate the Facilities, provided that such period does not include any day from and including August 22, 2011, through September 6, 2011, November 21, 2011, through November 25, 2011, and December 19, 2011, through January 2, 2012;

(e) the payment of fees pursuant to the Fee Letter that are due and payable on or prior to the Closing Date and for which, if applicable, reasonably detailed invoices have been delivered prior to the Closing Date; and

7

(f) the other conditions expressly set forth in (i) “Conditions Precedent to Initial Borrowing” in Annex I to this Commitment Letter, (ii) “Conditions Precedent” in Annex II-A to this Commitment Letter and (iii) Annex III to this Commitment Letter.

It is understood that, with respect to guarantees and collateral, paragraph 5 in Annex III to this Commitment Letter is the only condition precedent.  The provisions of paragraph 5 in Annex III to this Commitment Letter are referred to herein as the “Funds Certain Provisions”.

In addition, notwithstanding anything in this Commitment Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties relating to Parent, the Borrower or Apollo or their respective businesses or subsidiaries the accuracy of which shall be a condition to the funding of the Facilities on the Closing Date shall be (A) such representations and warranties made by Apollo in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that the Parent or AcquireCo has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to the extent the accuracy of such representation is a condition precedent to your obligations under the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be such that they do not impair the availability of the proceeds of the Facilities on the Closing Date if the conditions set forth in paragraphs (a) through (f) above are satisfied or waived.  For purposes hereof, “Specified Representations” means the representations and warranties of Parent and the Borrower in the Facilities Documentation relating to corporate existence, power and authority, the due execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens (subject to the Funds Certain Provisions), solvency, PATRIOT ACT information, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act.  The requirements of this paragraph are the “Documentation Principles”.

6.             Confidentiality and Other Obligations.

This Commitment Letter (including the Annexes hereto) and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your directors, officers and other senior management, accountants, attorneys and other professional advisors retained in connection with the Transactions, may not be disclosed in whole or in part to any person without our prior written consent; provided, however, that you may disclose this Commitment Letter (including the Annexes hereto) but not the Fee Letter (other than in mutually agreed redacted form to Apollo, which may only be disclosed pursuant to the following clause (a)) (a) on a confidential basis to the directors, officers and other senior management, attorneys and other professional advisors of Apollo in connection with their consideration of the Acquisition and the other Transactions, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (which may specify the amount of fees to the extent required to be disclosed), (c) after written notice to us (to the extent permitted by law) of any legally required disclosure, as otherwise required by law and (d) to the

8

extent required in connection with any proceeding for the enforcement of this Commitment Letter and related documents.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to persons whose interests may conflict with yours.  Consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, such Commitment Party agrees not to furnish confidential information obtained from you to any of its other customers and to treat confidential information relating to you, Apollo and your and its respective affiliates with the same degree of care as it treats its own confidential information.  You also acknowledge that no Commitment Party will make available to you confidential information that it has obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their respective bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Apollo or any of your or its respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated hereby, you acknowledge and agree that: (a) the Facilities and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party is and has been acting solely as a principal and is not acting as an agent or fiduciary for you or any of your affiliates, equityholders, creditors or employees or any other person; (c) none of the Commitment Parties has assumed or will assume an advisory (except as otherwise expressly agreed in writing by the relevant parties) or fiduciary responsibility in favor of you or any of your affiliates, equityholders, creditors or employees or any other person with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters), and none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (d) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of you and your affiliates, and no Commitment Party has any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (e) none of the Commitment Parties has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby, and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any of the Commitment Parties with respect to any breach or alleged breach of fiduciary duty.  In addition, you acknowledge that you have retained each of Citi and an affiliate of Bank of America as financial advisors (in such capacity, each a “Financial Advisor”) in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor

9

and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), such Commitment Party is required to obtain, verify and record information that identifies you and the Guarantors, which information includes your and the Guarantors’ names and addresses and other information that will allow such Commitment Party to identify you and the Guarantors in accordance with the Act.

7.                                       Survival of Obligations.

The provisions of Sections 2, 3, 4, 6, 8 and this Section 7 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered.  The provisions of Sections 4, 6, 8 and this Section 7 shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any commitment or agreement of any of the Commitment Parties hereunder.

8.                                       Miscellaneous.

The Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to perform the services described herein will terminate upon the first to occur of (a) the consummation of the Acquisition, (b) the abandonment or termination of the Acquisition Agreement, (c) a material breach of your obligations with respect to payment of fees under the Fee Letter and (d) April 10, 2012, unless the closing of the applicable Facility, on the terms and subject to the conditions contained herein, shall have occurred on or before such date.  In addition, the Initial Lenders’ commitments hereunder in respect of any Facility shall be superseded by the commitments in respect of such Facility set forth in the definitive documentation with respect to such Facility, and upon the execution and delivery of such definitive documentation by the parties thereto each Initial Lender shall be released from its commitment hereunder in respect of such Facility.  Notwithstanding the foregoing, each Initial Lender shall remain liable to fund its obligations hereunder in the event any assignee of such Initial Lender shall fail to provide its portion of the Facilities.  Each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Annexes hereto) or the Fee Letter, the Transactions and the other transactions contemplated hereby or thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof or thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Annexes hereto), the Fee Letter, the Transactions and the other transactions

10

contemplated hereby or thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be brought, heard and determined exclusively in any such court.  The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter (including the Annexes hereto) and the Fee Letter embodies the entire agreement and understanding among the Commitment Parties and you with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof.  Those matters that are not covered by or made clear under the provisions of this Commitment Letter (including the Annexes hereto) or the Fee Letter are subject to the approval and agreement of us and you.  No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent (and any purported assignment without such consent will be null and void) and is intended to be solely for the benefit of the parties hereto and, to the extent expressly set forth herein, the Indemnified Parties, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the Indemnified Parties.  This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto.  Any and all obligations of, and services to be provided by, any of us hereunder may be performed, and any and all of our rights hereunder may be exercised, by or through our affiliates, and the indemnification and expense reimbursement provisions contained herein shall apply with equal force and effect to any such affiliates.

This Commitment Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart hereof or thereof.

[The remainder of this page intentionally left blank.]

11

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 p.m. (New York time) on April 11, 2011, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us and you.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.,

by
/s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

By
/s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.,

By
/s/ Stuart Dickson
Name: Stuart Dickson
Title: Managing Director

[Signature page to the Project Apollo Commitment Letter]

Accepted and agreed as of the date first above written:

LEVEL 3 COMMUNICATIONS, INC.,

by
/s/ Robert M. Yates
	Name:	Robert M. Yates
	Title:	Senior Vice President and Assistant Chief Legal Officer

LEVEL 3 FINANCING, INC.,

by
/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Executive Vice President, Chief Legal Officer and Secretary

[Signature page to the Project Apollo Commitment Letter]

ANNEX I

CONFIDENTIAL

Project Apollo

$650,000,000 Senior Secured Tranche B II Term Loan Facility

Summary of Terms and Conditions

The Tranche B II Term Facility described herein will be established pursuant to an amendment to the Amended and Restated Credit Agreement dated as of April 16, 2009, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto, Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, and the other parties thereto, as amended through the Closing Date (as so amended, the “Existing Credit Agreement”), effected under Section 9.02(d) of the Existing Credit Agreement, and commitments in respect of and loans under the Tranche B II Term Facility shall constitute a separate “Class” for all purposes of the Existing Credit Agreement.  Capitalized terms used but not defined in this Annex I shall have the meanings assigned thereto in the Existing Credit Agreement or in the Commitment Letter to which this Annex I is attached, as applicable.  Except as otherwise set forth below, the Tranche B II Term Facility shall have the terms applicable to term loans issued under the Existing Credit Agreement.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Administrative and Collateral Agent:	Bank of America, N.A. will continue to act as the Administrative Agent and Collateral Agent under the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunning Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will act as joint lead arrangers and joint bookrunning managers for the Tranche B II Term Facility (in such capacity, the “Lead Arrangers”).

Tranche B II Term Lenders:	A syndicate of financial institutions (the “Tranche B II Term Lenders”) arranged by the Lead Arrangers in consultation with Parent and the Borrower.

Tranche B II Term Facility:

A senior secured term loan facility in an aggregate principal amount of not more than $650,000,000 (the “Tranche B II Term Facility”).  Loans under the Tranche B II Term Facility (the “Tranche B II Term Loans”) will be available in U.S. dollars.

Transactions:

Parent intends to enter into an agreement and plan of amalgamation (together with all exhibits and schedules thereto, and all definitive documentation relating thereto, the “Acquisition Agreement”) with Global Crossing Limited, an exempt company with limited liability organized under the laws of Bermuda (“Apollo”), and a newly formed indirect subsidiary of Parent (“AcquireCo”) pursuant to which AcquireCo and Apollo will

[Signature page to the Project Apollo Commitment Letter]

amalgamate with the amalgamated entity surviving as a direct or indirect wholly-owned subsidiary of the Borrower (the “Acquisition”).

In connection with the Acquisition, (a) Apollo will repay or prepay all of its indebtedness other than certain capital leases and other debt in an amount not to exceed $200 million in the aggregate (the “Existing Apollo Debt Repayment”), (b) the Borrower will obtain the Tranche B II Term Facility, (c) the Borrower will either (i) issue senior unsecured notes in an aggregate principal amount of not more than $1,100,000,000 (the “Senior Notes”) in a registered public offering or a Rule 144A offering or other private placement or Parent will issue Designated Other Securities or (ii) if and to the extent that the Borrower does not issue Senior Notes and Parent does not issue Designated Other Securities on or prior to the Closing Date (as defined below) in an aggregate principal amount equal to $1,100,000,000, on such date borrow not more than $1,100,000,000 less the gross cash proceeds from the issuance of the Senior Notes and any Designated Other Securities issued pursuant to clause (i) above, in aggregate principal amount of loans under the Bridge Facility and (d) Parent and the Borrower will pay the fees and expenses incurred in connection with the foregoing.  For purposes hereof, the term “Senior Notes” shall include an offering of debt securities by a subsidiary of Parent that is not the Borrower or a “restricted” subsidiary for purposes of Parent’s or the Borrower’s existing indebtedness, which subsidiary will be merged with and into, or which debts securities will be assumed by, the Borrower on the Closing Date. The Acquisition, the Existing Apollo Debt Repayment and the other transactions described under this heading or contemplated hereby are collectively referred to as the “Transactions”.

Availability:

The full amount of the Tranche B II Term Facility may be drawn in a single drawing on the date on which the Acquisition is consummated (the “Closing Date”). Amounts borrowed under the Tranche B II Term Facility that are repaid or prepaid may not be reborrowed.

Loan Proceeds Note; Apollo Loan Proceeds Note; Purpose:

On the Closing Date, (a) the Borrower will make a loan to Level 3 Communications, LLC, a Delaware corporation (“Level 3 LLC”), in an aggregate principal amount equal to the aggregate principal amount of the Tranche B II Term Loans, and the Loan Proceeds Note evidencing certain indebtedness owed by Level 3 LLC to the Borrower will be amended, in the manner reasonably satisfactory to the Lead Arrangers, to increase the principal amount thereof by the amount of such loan, (b) Level 3 LLC will make a loan to

Annex I-2

Apollo in an aggregate principal amount equal to the amount required to finance the Existing Apollo Debt Repayment and payment of fees and expenses in connection with the foregoing, and Apollo will issue and deliver to Level 3 LLC an intercompany note, in form and substance reasonably satisfactory to the Lead Arrangers, evidencing such loan (the “Apollo Loan Proceeds Note”) and (c) Parent and the Borrower shall pay fees and expenses relating to the Transactions (and, to finance such payment, Level 3 LLC may use a portion of the proceeds of the loan referred to in clause (a) above to repay a portion of the Parent Intercompany Note).

Senior Notes Proceeds Note:

Upon the issuance of any Senior Notes (or, with respect to any Senior Notes issued prior to the Closing Date, on the Closing Date), the Borrower will make a loan to Level 3 LLC in an aggregate principal amount equal to the aggregate principal amount of the Senior Notes so issued in return for an intercompany demand note evidencing such loan (each, a “Senior Notes Proceeds Note”).
The Parent Intercompany Note (as defined in Financing Inc.’s existing notes (the “Existing Financing Inc. Notes”)) shall be subordinated to the right of Borrower to payment under any Senior Notes Proceeds Note on terms identical to the subordination of the Parent Intercompany Note to the proceeds notes (the “Offering Proceeds Notes”) issued in respect of the Existing Financing Inc. Notes. Each Senior Notes Proceeds Note shall be subordinated to the right of Borrower to payment under the Loan Proceeds Note on terms identical to the subordination of the Offering Proceeds Notes to the Loan Proceeds Note.

Interest Rates:

The interest rates under the Tranche B II Term Facility will be, at the option of the Borrower, (a) LIBO Rate plus 4.00% or (b) Alternate Base Rate plus 3.00%.
For purposes of the Tranche B II Term Facility, “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the LIBO Rate from time to time for an interest period of one month plus 1.00%.
The LIBO Rate shall be subject to a “floor” of 1.50%, and the Alternate Base Rate shall be subject to a “floor” of 2.50%.

The Borrower may select interest periods of one, two, three or six months for LIBO Rate borrowings. Interest will be payable in arrears (a) in the case of LIBO Rate borrowings, at the end of each interest period and, in the case of any interest period longer than

Annex I-3

three months, at the end of each three months and (b) in the case of Alternate Base Rate borrowings, on March 31, June 30, September 30 and December 31 of each year and, in each case, upon repayment or prepayment of any Tranche B II Term Loan on the amount repaid or prepaid.

Amounts not paid when due will bear interest (a) in the case of overdue principal, the applicable interest rate plus 2.00% per annum and (b) in the case of any other overdue amount, the interest rate applicable to Alternate Base Rate loans plus 2.00% per annum.

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed.

Upfront Fees/OID:	1.0%.

Cost and Yield Protection:	As set forth in the Existing Credit Agreement.

Maturity:	Six years from the Closing Date.

Scheduled Amortization:	None.

Mandatory Prepayments:

As set forth in the Existing Credit Agreement, consisting of: (a) prepayments with 100% of Net Available Proceeds from Asset Dispositions not reinvested or applied to prepay Indebtedness, in each case as permitted under the Existing Credit Agreement, to the extent such Net Available Proceeds exceed $10,000,000; (b) prepayments with 100% of any payment or prepayment of the Loan Proceeds Note; and (c) prepayments upon the occurrence of a Change of Control Triggering Event.
Tranche B II Term Loans will participate in the mandatory prepayments ratably with the other Classes of Loans outstanding under the Existing Credit Agreement.
Mandatory prepayments will be made without premium or penalty, subject to reimbursement of the Tranche B II Term Lenders’ redeployment costs in the case of prepayment of any LIBOR loan other than on the last day of the interest period applicable thereto. Any Lender will be permitted, on the terms set forth in the Existing Credit Agreement, to decline a portion of any mandatory prepayment otherwise due to it.

Optional Prepayments:	Optional prepayments, in whole or in part, of Tranche B II Term Loans will be permitted at any time, without premium or penalty,

Annex I-4

in each case, subject to reimbursement of the Tranche B II Term Lenders’ redeployment costs in the case of prepayment of any LIBOR loan other than on the last day of the interest period applicable thereto; provided that in the event that all or any portion of the Tranche B II Term Loans are repaid from the incurrence of bank indebtedness or repriced (or effectively refinanced) through any amendment of the Tranche B II Term Facility such that the “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) thereof is less than the “effective yield” applicable to the Tranche B II Term Loans at the time of the initial borrowing thereof, each Tranche B II Term Lender will be paid a premium in an amount equal to 1.0% of the amount of such Tranche B II Term Loans repaid or repriced (or effectively refinanced), if such repayment or repricing (or effective refinancing) occurs prior to the first anniversary of the Closing Date.
Optional prepayments will be applied to Tranche B II Term Loans and other Classes of Loans outstanding under the Existing Credit Agreement in the manner directed by the Borrower.

Guarantors:

The obligations under the Tranche B II Term Facility will be guaranteed (a) on the Closing Date by (i) Parent, (ii) BTE Equipment, LLC, (iii) Eldorado Equipment, Inc., (iv) Level 3 International, Inc. (v) Level 3 Enhanced Services, Inc. and (vi) Broadwing, LLC and (b) subject to receipt of applicable regulatory approvals, by (i) Level 3 Communications, LLC (“Level 3 LLC”) (ii) TelCove Operations, LLC, (iii) Broadwing Communications, LLC, (iv) WilTel Communications, LLC, (v) each material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Apollo including, Global Crossing Telecommunications, Inc., a Michigan corporation, and (vi)  each subsidiary of Parent that guarantees the Existing Credit Agreement after the Closing Date.  Each of the Guarantors of the Tranche B II Term Facility is herein referred to as a “Tranche B II Term Facility Guarantor” and its guarantee is referred to herein as a “Tranche B II Term Facility Guarantee”.

The Tranche B II Term Facility Guarantee of any Tranche B II Term Facility Guarantor will rank on a pari passu basis with the guarantee of such Guarantor of Loans of any other Class under the Existing Credit Agreement.  Subject to receipt of regulatory approval with respect to guarantees by Tranche B II Term Facility Guarantors that are Regulated Guarantor Subsidiaries, on and after

Annex I-5

the Closing Date, the Tranche B II Term Facility Guarantors shall consist at all times of the same entities as are guarantors under the Existing Credit Agreement.

Security:

The obligations under the Tranche B II Term Facility and the Tranche B II Term Facility Guarantees will be secured (a) on the Closing Date by substantially all assets of (i) the Borrower (including pledges of the Loan Proceeds Note, the Bridge Loan Proceeds Note, the Apollo Loan Proceeds Note and any Senior Notes Proceeds Note) (ii) Parent, (iii) BTE Equipment, LLC, (iv) Eldorado Equipment, Inc., (v) Level 3 International, Inc. (vi) Level 3 Enhanced Services, Inc. and (b) subject to receipt of applicable regulatory approvals, by substantially all assets of (i) Broadwing, LLC, (ii) Level 3 LLC, (iii) TelCove Operations, LLC, (iv) Broadwing Communications, LLC, (v) WilTel Communications, LLC, (iv) each material (as determined in accordance with the Existing Credit Agreement) domestic subsidiary of Apollo including, Global Crossing Telecommunications, Inc., a Michigan corporation, and (vi) each subsidiary of Parent whose assets secure the Existing Credit Agreement after the Closing Date.

Liens securing the Tranche B II Term Facility and the Tranche B II Term Facility Guarantees will be pari passu with liens securing Loans of any other Class under the Existing Credit Agreement. Subject to receipt of regulatory approval with respect to liens on the assets of Tranche B II Term Facility Guarantors that are Regulated Grantor Subsidiaries, on and after the Closing Date, the Tranche B II Term Facility and the Tranche B II Term Facility Guarantees shall at all times be secured by the same assets as secure the Existing Credit Agreement.

Conditions Precedent to Borrowing:

Subject to the Documentation Principles and the Funds Certain Provisions, the making of the Tranche B II Term Loans will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties with respect to corporate existence, power and authority, the due execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens (subject to paragraph above), solvency, PATRIOT ACT information, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act and (c) the conditions precedent set forth in Annex III to the Commitment Letter and the other conditions precedent set forth or referred to in Section 5 of the Commitment Letter.

Annex I-6

Representations and Warranties:

Subject to the Documentation Principles and the Funds Certain Provisions, the same (subject to appropriate changes necessary to give effect to the Transactions) those set forth in the Existing Credit Agreement, consisting of representations and warranties with respect to organization; powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; properties; litigation and environmental matters; compliance with laws and agreements; investment company status; taxes; ERISA; disclosure; subsidiaries; insurance; labor matters; intellectual property; security interests; FCC compliance; qualified credit facility; senior indebtedness; solvency; and PATRIOT Act information.

Affirmative Covenants:

The same (subject to appropriate changes necessary to give effect to the Transactions) as those set forth to the Existing Credit Agreement, consisting of covenants with respect to financial statements and other information; notices of material events; information regarding collateral; existence; conduct of business; payment of taxes; maintenance of properties; insurance; casualty and condemnation; annual information meeting; compliance with laws; use of proceeds; guarantee and collateral requirement; further assurances; and guarantee permit condition and collateral permit condition.

Negative Covenants:

The same (subject to appropriate changes necessary to give effect to the Transactions) as those set forth in the Existing Credit Agreement, consisting of covenants with respect to limitations on consolidated debt; limitations on indebtedness of the Borrower and Borrower restricted subsidiaries; limitations on restricted payments; limitations on dividend and other payment restrictions affecting restricted subsidiaries; limitations on liens; limitations on sales and leaseback transactions; limitations on asset dispositions; limitations on issuance and sales of capital stock of restricted subsidiaries; transactions with affiliates; limitations on designations of unrestricted subsidiaries; limitations on actions with respect to existing intercompany obligations and with respect to the Bridge Loan Proceeds Note, the Senior Notes Proceeds Notes and the Apollo Loan Proceeds Note; and limitations on consolidation, merger, conveyance transfer or lease.

Financial Covenants:	None.

Events of Default:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Annex I-7

Waivers and Amendments:	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers:	Cravath, Swaine & Moore LLP (and such local or regulatory counsel as may be selected by the Lead Arrangers).

Annex I-8

ANNEX II-A

CONFIDENTIAL

Project Apollo

$1,100,000,000 Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-A shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Administrative Agent:

An affiliate of Citigroup Global Markets Inc. (in such capacity, the “Administrative Agent”) will act as the Administrative Agent for the Bridge Lenders holding the Bridge Loans (in each case, as defined below) from time to time.

Joint Lead Arrangers and Joint Bookrunning Managers:	The Lead Arrangers for the Tranche B II Term Facility.

Bridge Lenders:	A syndicate of financial institutions (the “Bridge Lenders”) arranged by the Lead Arrangers in consultation with Parent and the Borrower.

Bridge Facility:

A senior unsecured bridge facility in an aggregate principal amount of not more than $1,100,000,000 (the “Bridge Facility”) minus (i) the gross proceeds of any Senior Notes and any Designated Other Securities issued in accordance with the Commitment Letter and issued on or prior to the Closing Date and (ii) any gross proceeds of the Tranche B II Term Facility in excess of $650 million. Loans under the Bridge Facility (the “Bridge Loans”) will be available in U.S. dollars.

Availability:	The full amount of the Bridge Facility may be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed

Bridge Loan Proceeds Note; Apollo Loan Proceeds Note; Purpose:

On the Closing Date, (a) the Borrower will make a loan to Level 3 LLC in an aggregate principal amount equal to the aggregate principal amount of the Bridge Loans in return for an intercompany demand note (the “Bridge Loan Proceeds Note”) in a principal amount equal to the aggregate principal amount of the Bridge Loans, (b) Level 3 LLC will make a loan to Apollo in an aggregate principal amount equal to the amount required to finance the Existing Apollo Debt Repayment and payment of fees and expenses in connection with the foregoing, and Apollo will issue and deliver to Level 3 LLC the

Apollo Loan Proceeds Note) and (c) Parent and the Borrower shall pay fees and expenses relating to the Transactions (and, to finance such payment, Level 3 LLC may use a portion of the loan from the Borrower to repay a portion of the Parent Intercompany Note).

The Parent Intercompany Note (as defined in the Existing Financing Inc. Notes) shall be subordinated to the right of Borrower to payment under the Bridge Loan Proceeds Note on terms identical to the subordination of the Parent Intercompany Note to the proceeds notes (the “Offering Proceeds Notes”) issued in respect of the Existing Financing Inc. Notes. The Bridge Loan Proceeds Note shall be subordinated to the right of Borrower to payment under the Loan Proceeds Note (as defined in the Existing Financing Inc. Notes) on terms identical to the subordination of the Offering Proceeds Notes to the Loan Proceeds Note.

Interest Rate:

14.00% per annum. Any amount not paid when due shall bear interest at a rate equal to the Interest Rate plus 200 basis points. In no event shall the interest rate in effect at any time exceed the highest lawful rate permitted under applicable law.

Interest will be payable quarterly in arrears

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date”).

Mandatory Prepayments:

The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (a) the net cash proceeds from the issuance of any debt or equity securities of Parent or any of its subsidiaries; (b) the net cash proceeds from any capital contribution or the sale or issuance by Parent or any of its subsidiaries of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (other than issuances to employees as compensation); and (c) subject to prepayment requirements under the Tranche B II Term Facility, the net cash proceeds from insurance proceeds or asset sales by Parent or any of its subsidiaries. The Borrower will apply the portion of such net proceeds that may be so applied in compliance with the Existing Credit Agreement, the indentures for the Existing Financing Inc. Notes and the indentures for Parent’s existing notes (the “Parent Indentures”) to prepay the Bridge Loans.

Annex II-A-2

Optional Prepayment:

The Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Guarantors:

The obligations under the Bridge Loans will be guaranteed (a) on the Closing Date by (i) Parent, (ii) BTE Equipment, LLC, (iii) Eldorado Equipment, Inc., (iv) Level 3 International, Inc. and (v) Level 3 Enhanced Services, Inc., and (b) subject to receipt of applicable regulatory approvals, by (i) Level 3 Communications, LLC (“Level 3 LLC”), (ii) Global Crossing Telecommunications, Inc., a Michigan corporation, and (iii) each subsidiary of Parent that guarantees any of the Existing Financing Inc. Notes after the Closing Date. Each of the Guarantors of the Bridge Facility is herein referred to as a “Bridge Facility Guarantor” and its guarantee is referred to herein as a “Bridge Facility Guarantee”.
Parent and Level 3 LLC currently are the only guarantors of the Existing Financing Inc. Notes. Level 3 LLC is a Regulated Guarantor Subsidiary and, accordingly, regulatory approvals will be required for Level 3 LLC to guarantee the Bridge Facility.

Ranking:

The Bridge Loans will be unsecured senior obligations of the Borrower, ranking pari passu with or senior to all other unsecured obligations of the Borrower, including obligations under the Existing Credit Agreement and the Existing Financing Inc. Notes. The Bridge Facility Guarantees will be unsecured senior obligations of each Bridge Facility Guarantor, ranking pari passu with or senior to all other unsecured obligations of such Bridge Facility Guarantor, including the guarantee of the obligations under the Existing Credit Agreement and the Existing Financing Inc. Notes by such Bridge Facility Guarantor.

Change of Control:

In the event of a Change of Control Triggering Event (as defined in the indenture governing Financing Inc.’s 9.375% Senior Notes due 2019 (the “2019 Notes”)), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee equal to 1% of such outstanding principal amount. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control Triggering Event, repay all obligations under the Existing Credit Agreement or obtain any required consent of the Lenders under the Existing Credit Agreement to make such prepayment of the Bridge Loans.

Annex II-A-3

Conversion into Rollover Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Bridge Loan Maturity Date, the principal amount of the Bridge Loans outstanding on the Bridge Loan Maturity Date may, subject to the conditions precedent set forth in Annex II-B to the Commitment Letter, be converted into unsecured senior rollover loans with a maturity of six years from the Bridge Loan Maturity Date (the “Rollover Loans”) and otherwise having the terms set forth in Annex II-B to the Commitment Letter. On or after the Bridge Loan Maturity Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured senior exchange notes (the “Exchange Notes”) of the Borrower having the terms set forth in Annex II-C to the Commitment Letter.
The Bridge Loans, the Rollover Loans, the Exchange Notes and the respective guarantees thereof shall be pari passu for all purposes.

Conditions Precedent:

Subject to the Documentation Principles and the Funds Certain Provisions, the making of the Tranche B II Term Loans will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties with respect to corporate existence, power and authority, the due execution, delivery and enforceability of the Loan Documents, the validity, priority and perfection of liens (subject to paragraph above), solvency, PATRIOT ACT information, no conflicts with organizational documents, no consent from governmental authorities (that has not been obtained) to the advance of the funds under the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act and (c) the conditions precedent set forth in Annex III to the Commitment Letter and the other conditions precedent set forth or referred to in Section 5 of the Commitment Letter.

Bridge Facility Documentation:

Subject to the Funds Certain Provisions and the Documentation Principles, the Facilities Documentation for the Bridge Facility shall contain those terms and conditions set forth in the Commitment Letter, and shall otherwise contain representations and warranties, covenants, events of default and waiver and consent provisions substantially consistent with the Tranche B II Term Facility, in each case, subject to (a) changes to add customary securities demand and cooperation covenants, including a covenant for the Borrower to use its best efforts to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date and (b) changes (taking into account reasonable business requirements of the Borrower) to make more restrictive the covenants in the Tranche B II Term Facility related to (i) restricted payments, including, to the greatest extent possible under the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted

Annex II-A-4

Subsidiaries” covenant set forth in the indentures governing the Existing Financing Inc. Notes and Parent’s existing notes, the ability of the Borrower to pay dividends or otherwise transfer property or assets to Parent prior to the Bridge Loan Maturity Date (other than to pay interest and principal in respect of existing indebtedness as it becomes due and incur related expenses) and (ii) investments.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Arrangers. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, interest rate and maturity date.

Expenses and Indemnification:

In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, Parent or the Borrower will pay all reasonable costs and expenses of the Lead Arrangers and the Administrative Agent associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including the legal fees and expenses of counsel to the Lead Arrangers, regardless of whether or not the Bridge Facility is closed. Parent or the Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation related to the Bridge Facility.
Parent and the Borrower will jointly and severally indemnify each of the Lead Arrangers, the Administrative Agent and the Bridge Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any Bridge Lender is a party thereto) that relates to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent jurisdiction to have arisen solely from such person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Counsel for the Lead Arrangers:	Cravath, Swaine & Moore LLP (and such local or regulatory counsel as may be selected by the Lead Arrangers).

Fees:	As provided in the Fee Letter.

Annex II-A-5

ANNEX II-B

CONFIDENTIAL

Project Apollo

$1,100,000,000 Senior Unsecured Rollover Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-B shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Level 3 Financing, Inc., a Delaware corporation (the “Borrower”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Rollover Facility:

A senior unsecured rollover facility in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Bridge Loan Maturity Date (the “Rollover Facility”). Loans under the Rollover Facility (the “Rollover Loans”) will be available in U.S. dollars. Subject to the conditions precedent set forth below, the Rollover Facility will be available to the Borrower to refinance the Bridge Loans on the Bridge Loan Maturity Date. The Rollover Facility will be governed by the definitive documents for the Bridge Facility and, except as set forth below, shall have the same terms as the Bridge Facility (including with respect to Optional Prepayments).

Interest Rate:	The Rollover Loans shall bear interest at a rate equal to the interest borne by the Bridge Loans on the day immediately preceding the Bridge Loan Maturity Date.

Calculation of Interest:	All interest will be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed

Maturity:	Six years from the Bridge Loan Maturity Date.

Guarantors:	Same as under the Bridge Facility.

Ranking:	Same as the Bridge Loans.

Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

	(a)	at the time of any such refinancing, there shall exist no payment or bankruptcy Event of Default;

	(b)	all fees due to the Lead Arrangers and the Initial Bridge Lenders shall have been paid in full;

	(c)	the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the loan documents; and

	(d)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Arrangers. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, interest rate and maturity date.

Rollover Covenants:	From and after the Bridge Loan Maturity Date, the covenants applicable to the Rollover Loans will conform to those applicable to the 2019 Notes.

Governing Law and Forum:	New York.

Expenses and Indemnification:	Same as the Bridge Facility.

Fees:	As provided in the Fee Letter.

Annex II-B-2

ANNEX II-C

CONFIDENTIAL

Project Apollo

$1,100,000,000 Senior Unsecured Exchange Notes

Summary of Terms and Conditions

Capitalized terms used but not defined in this Annex II-C shall have the meanings assigned thereto in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Level 3 Financing, Inc., a Delaware corporation (in its capacity as issuer, the “Issuer”) that is a wholly-owned subsidiary of Level 3 Communications, Inc., a Delaware corporation (“Parent”).

Exchange Notes:

At any time on or after the Bridge Loan Maturity Date, the Rollover Loans due to the Bridge Lenders holding not less than $10 million of the outstanding Rollover Loans may, at the option of such Bridge Lenders, be exchanged for an equal principal amount of Exchange Notes. The Issuer will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Issuer will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Exchange Notes and the Indenture will be fully executed and deposited into escrow at the closing of the Bridge Loans. The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions substantially similar to those in the Indenture for the 2019 Notes. Except as expressly set forth in this Annex II-C, the Exchange Notes shall have the same terms as the Rollover Loans.

Maturity:	Six years from the Bridge Loan Maturity Date.

Interest Rate:

The Exchange Notes shall bear interest at a rate equal to the interest borne by the Bridge Loans on the day immediately preceding the Bridge Loan Maturity Date. Interest on the Exchange Notes will be calculated on the basis of a 360-day year of 12 30-day months, and will be payable semi-annually in arrears.

Optional Redemption:

The Exchange Notes will not be redeemable at the option of the Issuer prior to the fourth anniversary of the Closing Date (subject to a 35% equity clawback until the third anniversary of the Closing Date and a customary make-whole redemption provision at the treasury rate plus 0.50%) and will be redeemable (a) on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date at par plus accrued interest plus a premium equal to 50% of the coupon, (b) on or after the fifth anniversary of the Closing Date but prior to the sixth anniversary of the Closing Date at par plus accrued interest plus a premium equal to 25% of the coupon and (c) on or after the sixth anniversary at par plus accrued interest.

Mandatory Offer to Repurchase:	Substantially consistent with the indenture for the 2019 Notes.

Guarantors:	Same as under as the Bridge Facility.

Ranking:	Same as the Bridge Loans.

Registration Rights:

The Issuer shall file within 180 days after the date of the first issuance of Exchange Notes (the “Issue Date”) and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a registration statement (the “Exchange Offer Registration Statement”) relating to an exchange offer (the “Registered Exchange Offer”) whereby Parent, the Issuer and the Bridge Facility Guarantors will offer registered notes having terms identical to the Exchange Notes in exchange for all outstanding Exchange Notes.

In the event that the Exchange Offer Registration Statement is not declared effective within 270 days following the Issue Date, or the Registered Exchange Offer is not consummated within the later of (a) 300 days following the Issue Date and (b) 30 business days following the initial effectiveness date of the Exchange Offer Registration Statement, the Issuer shall (i) as promptly as practicable, file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Exchange Notes, (ii) use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use commercially reasonable efforts to keep the Shelf Registration Statement effective until two years after its effective date.

If (a) on or prior to 180 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Securities and Exchange Commission, (b) on or prior to 270 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf

Annex II-C-2

Registration Statement has been declared effective, (c) on or prior to the later of (i) 300 days after the Issue Date and (ii) 30 business days after the initial effectiveness date of the Exchange Offer Registration Statement, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain expectations) in connection with resales of the Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (a) through (d), a ‘‘Registration Default’’), interest (‘‘Special Interest’’) will accrue on the principal amount of the Exchange Notes (in addition to the stated interest on the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

Governing Law and Forum:	New York.

Annex II-C-3

ANNEX III

CONFIDENTIAL

Project Apollo

$650,000,000 Senior Secured Tranche B II Term Loan Facility

$1,100,000,000 Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent

The availability of the Facilities shall be subject to the satisfaction or waiver of the following additional conditions precedent.  Capitalized terms used but not defined in this Annex III shall have the meanings assigned thereto in the Commitment Letter to which this Annex III is attached.

1.                                   Acquisition.  The Acquisition shall have been consummated, or substantially concurrently with the borrowing under the Facilities shall be consummated, in accordance with the Acquisition Agreement; provided that, without the prior consent of the Lead Arrangers, no provision of the Acquisition Agreement shall have been amended, supplemented or otherwise modified, and no provision thereof shall have been waived by Parent, in a manner that is material and adverse to the interests of the Lenders.

2.                                   Existing Apollo Debt Repayment. Apollo shall have consummated, or substantially concurrently with the borrowing under the Facilities shall consummate (or arrangements therefore reasonably satisfactory to the Lead Arrangers shall have been made), the Existing Apollo Debt Repayment, and all commitments and all liens and guarantees relating thereto shall have been, or substantially concurrently with the borrowing under the Facilities shall be, terminated or released.  After giving effect to the Transactions, Apollo and its subsidiaries shall have no indebtedness other than (a) guarantees in respect of the Facilities and the Senior Notes, (b) obligations under the Apollo Loan Proceeds Note and guarantees in respect thereof and (c) other limited indebtedness to be agreed upon by Parent and the Lead Arrangers, including up to $200 million of capital leases and other indebtedness.

3.                                   No Conflicts.  The incurrence of indebtedness under the Facilities, including the liens and guarantees provided in connection therewith as set forth in the Commitment Letter, and the consummation of the other Transactions and the other transactions contemplated hereby will not result in (a) a default or event of default under the Existing Credit Agreement, the Existing Financing Inc. Notes, the Parent’s Indentures and other material indebtedness of Parent and its subsidiaries or (b) the creation or imposition of any liens on the assets of Parent, the Borrower, Apollo or any of their respective subsidiaries (other than liens created under the definitive documentation for the Tranche B II Term Facility) and the Lead Arrangers shall have received a usual and customary no conflicts opinion (consistent with the form delivered in connection with the Existing Credit Agreement) and a certificate of the chief financial officer of Parent certifying as to the methodology and details of calculation of such incurrence as evidence of the foregoing showing compliance.

4.                                   Financial Statements.  Parent and Apollo shall have made all annual and quarterly filings required to be made by them pursuant to the Securities and Exchange Act of 1934, as amended, and the Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of each of Parent and Apollo for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date, which shall be prepared in accordance with U.S. GAAP, (b) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of each of Parent and Apollo for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, which shall be prepared in accordance with U.S. GAAP, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Parent as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to clause (a) and (b) above and for the four consecutive fiscal quarters then ended, prepared after giving effect to the Transactions and the other transactions contemplated hereby as if they had occurred as of the last day thereof (in each case of such balance sheet) or at the beginning of the four consecutive fiscal quarter period then ended (in the case of such statement of operations), in each case meeting the requirements of Regulation S-X for Form S-1 registration statement (but excluding information required by Rule 3-10 under Regulation S-X).

5.                                   Guarantee and Collateral Matters. Subject to the Funds Certain Provisions and the Documentation Principles, the Lead Arrangers shall have received UCC, tax and judgment lien searches with respect to the Borrower, Parent and each Tranche B II Term Facility Guarantor and Bridge Facility Guarantor.  Within fifteen business days of the date of the Acquisition Agreement, Parent and Apollo shall have made all filings required with respect to any regulatory approvals necessary to consummate borrowings under the Tranche B II Term Loan Facility and the Bridge Facility, in each case in the amounts contemplated by the Commitment Letter, including to provide Tranche B II Term Facility Guarantees by each Tranche B II Term Facility Guarantor, Bridge Facility Guarantees by each Bridge Facility Guarantor and collateral with respect to the Tranche B II Term Loan Facility by each Tranche B II Term Facility Guarantor.  The Tranche B II Term Facility Guarantees (in the case of the Tranche B II Term Facility) and the Bridge Facility Guarantees (in the case of the Bridge Facility) shall have been executed and be in full force and effect (and all material governmental authorizations and consents required in order for any regulated subsidiary of Parent or Apollo that is required to provide a Tranche B II Term Facility Guarantee or a Bridge Facility Guarantee, as the case may be, shall have been obtained and shall be in full force and effect); provided that, with respect to any Tranche B II Term Facility Guarantee or Bridge Facility Guarantee, in each case, by any entity that is a Regulated Guarantor Subsidiary under the Existing Credit Agreement (a “Regulated Entity”), if Parent and the Borrower shall have endeavored, and caused each Regulated Entity to have endeavored, in good faith using commercially reasonable efforts to cause such authorizations and consents to be obtained prior to the Closing date, but such authorizations and consents for a Regulated Entity have not been obtained then the guarantees by such entity shall not constitute a condition precedent to borrowing under the Facilities but Parent and the Borrower shall continue (and the facilities documentation shall require Parent and the Borrower to so continue) to endeavor, and cause each Regulated Entity to continue to endeavor, in good faith using commercially reasonable efforts to cause such approvals to be obtained by the earliest practicable date.  For purposes of the immediately preceding sentence, the requirement that Parent, the Borrower or any Regulated Entity use “commercially reasonable efforts” shall not be deemed to require it to make material payments in excess of normal fees and costs to or at the direction of governmental authorities or to change the manner in which it conducts its business in  any respect that the management of Parent shall determine in good faith to be adverse or materially burdensome.  All documents and instruments required to create and perfect the pledges of, and security interest and mortgages in, the collateral as set forth in Annex I to the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided that, except with respect to the creation and perfection of security interests in

Annex III-2

the pledged equity interests of the domestic subsidiaries of Parent or Apollo, as the case may be, and other assets a lien on which may be perfected by the filing of a financing statement under the Uniform Commercial Code, to the extent security interest in any collateral is not provided or perfected on the Closing Date after Parent’s use of commercially reasonable efforts to do so, the delivery or perfection thereof shall not constitute a condition precedent to the borrowing under the Facilities but shall be required to be accomplished as promptly as practicable after the Closing Date (and in any event no later than the date to be mutually agreed upon by Parent and the Lead Arrangers); provided, further, that, with respect to any pledge, security interest or mortgage of assets of a Regulated Grantor Subsidiary requiring regulatory authorization or consent, if Parent and the Borrower shall have endeavored, and caused each Regulated Grantor Subsidiary to have endeavored, in good faith using commercially reasonable efforts to cause such regulatory authorization or consent to be obtained by the Closing Date, but such authorization or consent has not been obtained, then the pledge of, and security interest and mortgage in, the assets for which the required authorization or consent has not been obtained shall not constitute a condition precedent to borrowing under the Facilities but Parent and the Borrower shall continue to endeavor, and cause each Regulated Grantor Subsidiary to continue to endeavor, in good faith using commercially reasonable efforts to cause such authorization or consent to be obtained by the earliest practicable date.

6.                                   Customary Closing Documents.  Subject to the Funds Certain Provisions and the Documentation Principles, the Lead Arrangers shall have received, in each case in form and substance reasonably satisfactory to them: (a) customary legal opinions, corporate records, evidence of authority and documents from public officials, (b) customary secretary’s and officer’s certificates, (c) customary evidence of insurance and (d) a solvency certificate from the chief financial officer of Parent.  The Lead Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that is requested on a timely basis.

7.                                   Offering Document.  In the case of the Bridge Facility, the Borrower shall have engaged one or more investment banks satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes or debt securities substantially similar to the Senior Notes that will be used to refinance the Bridge Loans (the “Permanent Securities”) and shall ensure that, (a) the Investment Bank shall have received not later than the earlier of (i) 150 days after the date of the Commitment Letter to which this Annex III is attached and (ii) 20 days prior to the Closing Date a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary high-yield road show relating to the issuance of the Senior Notes or Permanent Securities (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Parent or Apollo, as the case may be, as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of such securities or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering; provided that such preliminary prospectus,

Annex III-3

preliminary offering memorandum or preliminary private placement memorandum shall not be required to contain a description of notes section or other information customarily provided by the Investment Bank, (b) upon delivery of the material described in clause (a), officers and advisers of Parent, Apollo and their respective subsidiaries shall have made themselves available from time to time to attend and make presentations regarding the business and prospects of Parent, Apollo and their respective subsidiaries at a meeting or meetings of prospective investors as required by the Investment Bank in its reasonable judgment to market the Senior Notes or Permanent Securities and (c) the Investment Bank shall be afforded a period of at least 30 calendar days following the receipt of the material described in clause (a) above to seek to offer and sell or privately place the Senior Notes or Permanent Securities with qualified purchasers thereof.  Each 20-day period referred to above must consist of 20 consecutive business days and must not include any day from and including August 22, 2011, through September 6, 2011, November 21, 2011, through November 25, 2011, and December 19, 2011, through January 2, 2012.

Annex III-4